EXHIBIT 4.1


                        STATEMENT ESTABLISHING RELATIVE
                   RIGHTS AND PREFERENCES OF PREFERRED STOCK


                         MEDICAL SCIENCE SYSTEMS, INC.

                                  CERTIFICATE

            Providing for the Issuance of Series A Preferred Stock
                        Pursuant to Article 2.13 of the
                        Texas Business Corporation Act


      Medical Science Systems, Inc., a Texas corporation (the "Company"), certifies that pursuant to the authority contained in Article Four of its Articles of Incorporation, and in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act, its Board of Directors has adopted, by unanimous written consent of directors dated April 8, 1999, as amended, the following resolutions creating and providing for the issuance of a series of shares of Preferred Stock as hereinafter described, and further providing for the voting powers, designations, preferences, and relative, participating, optional or other rights thereof, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Articles of Incorporation, all in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act:

      RESOLVED, that pursuant to Article Four of the Articles of Incorporation, which creates and authorizes 5,000,000 shares of Preferred Stock of no par value per share ("Preferred Stock"), the Board of Directors hereby provides for the issuance of a series of 2,200,000 shares of Preferred Stock designated as Series A Preferred Stock (hereinafter referred to as the "Series A Preferred Stock"), which shares shall be convertible into shares of Common Stock, no par value (the "Common Stock"), of the Company, pursuant to the terms and conditions of this certificate.

      RESOLVED, that the preferences and relative, participating, optional, conversion and other rights of the shares of the Series A Preferred Stock, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Article Four, are as follows:

      1. DESIGNATION. The designation of the series shall be "Series A Preferred Stock" (the "Series A Preferred Stock").

      2. NUMBER. The number of shares constituting the Series A Preferred Stock shall be 2,200,000.

      3.          VOTING RIGHTS.

                  a. Except as required by law or Section 3(b) of this
            Certificate, the holders of shares of Series A Preferred Stock shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting or consent of stockholders. On any matters on which the holders of

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            the Series A Preferred Stock shall be entitled to vote, each share of Series A Preferred Stock shall entitle the holder thereof to one vote multiplied by the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such vote.

                  b. Without the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation may not (i) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred Stock either as to dividends or liquidation, (ii) authorize, create or issue any class or series of common stock of the Corporation other than the Common Stock, (iii) authorize any reclassification of the Series A Preferred Stock, (iv) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by Section 3(b)(i) or (ii), or (v) amend this Certificate.

      4.          LIQUIDATION.

                  a. PREFERENCE. Subject to the rights of the holders of any other series of Preferred Stock ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to liquidation, an amount in cash per share equal to $2.50, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution. If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any class or series of capital stock of the Corporation ranking on a parity therewith in respect thereto shall be insufficient to permit the payment in full to all such holders of shares of the preferential amounts payable to them, then the entire assets of the Corporation available for distribution to such holders of shares shall be distributed ratably among such holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. After payment of the full amount to which they are entitled upon liquidation pursuant to this Section 4(a), the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's


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            assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 4(a).

                  b. ADJUSTMENTS. The liquidation preference provided for herein with respect to the Series A Preferred Stock shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Series A Preferred Stock.

      5. CONVERSION RIGHTS. The Series A Preferred Stock shall be convertible as follows:

                  a. NO OPTIONAL CONVERSION. The holder of any shares of Series
            A Preferred Stock shall not have the right to convert any of such shares of Series A Preferred Stock into Common Stock, and the Series A Preferred Stock will not be convertible other than as set forth in
            Section 5(b) below.

                  b. AUTOMATIC CONVERSION. Each outstanding share of Series A
            Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, at the Conversion Price (as defined below) then in effect, into fully paid and nonassessable shares of Common Stock on the first to occur of either of the following events (i) upon the Corporation obtaining such vote of its shareholders (the "Shareholder Approval") as the rules and regulations of The Nasdaq Stock Market (or successor thereto) may require to approve the issuance in a private placement of shares of Common Stock that would equal or exceed 20% of the number of shares of Common Stock outstanding on the issuance date of the Series A Preferred Stock at a price per share less than the greater of book or fair market value of the Common Stock, or (ii) the Company's Common Stock is no longer listed or quoted on any of the Nasdaq SmallCap Market, the New York Stock Exchange, or the Nasdaq National Market, and, in the case of either (i) or (ii) above, (iii) the Company's Articles of Incorporation have been amended to increase the Company's authorized number of shares of Common Stock to a number greater than the shares of Common Stock the Company has reserved for issuance, including the shares reserved for issuance upon conversion of the Series A Preferred Stock.

                  c. NUMBER OF CONVERSION SHARES. Each share of Series A
            Preferred Stock shall be convertible pursuant to Section 5(b) into a number of shares of Common Stock determined by dividing (x) $2.50 by
            (y) the Conversion Price in effect on any Conversion Date. For the purposes of this Section 5, the term "Conversion Price" shall initially mean $.50; provided, however, in the event that the Shareholder Approval is not obtained on or before 180 days after the issuance of the Series A Preferred Stock, then, in such event, the Conversion Price shall decrease by 1.5% on such 180th day and each 90 day anniversary of the expiration date of such 180 day period, until such Shareholder Approval is obtained.


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                  d. MECHANICS OF CONVERSION. Upon the occurrence of automatic conversion pursuant to Section 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date of the occurrence of the applicable event specified in
            Section 5(b) and such date is referred to herein as the "Conversion Date". Subject to the provisions of Section 5(f)(iii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to any transfer agent of the Corporation) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in
            Section 5(e). Subject to the provisions of Section 5(f)(iii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

                  e. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be held by the same holder at the time of any automatic conversion, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered or held. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price (as defined in Section 5(g) below), rounded to the nearest cent ($.01).

                  f. COMMON STOCK CONVERSION PRICE ADJUSTMENTS. The Conversion
            Price shall be subject to adjustment from time to time as follows:

                        i. STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS OR
                  COMBINATIONS. If the Corporation shall (x) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (y) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (z) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to equal that price determined


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                  by multiplying the Conversion Price in effect by a fraction
                  (x) the numerator of which shall be the total number of issued and outstanding shares of Common Stock immediately prior to such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision, combination or reclassification. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                        ii. ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All
                  calculations under this Section 5(f) shall be made to the nearest cent ($.01) or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than 1% of the then current Conversion Price until the end of one year after such adjustment would otherwise have been required; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% of the then current Conversion Price or more, provided that if the events giving rise to such adjustments occur within three months of each other, then such adjustments shall be calculated as if these events giving rise to them had occurred simultaneously on the date of the first such event.

                        iii. TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON
                  CERTAIN ADJUSTMENTS. In any case in which the provisions of this Section 5(f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
                  (x) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to
                  Section 5(e); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                  g. CURRENT MARKET PRICE. The "Current Market Price" at any
            date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of such equity security for the 20 consecutive trading days ending on the trading day immediately before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 20 trading


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            day period). The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the last reported closing bid prices, in either case on the principal national securities exchange on which such equity security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing bid price for such day reported by NASDAQ, if such equity security is traded over-the-counter and quoted in the National Market System, or if such equity security is so traded, but not so quoted, the average of the closing bid prices of such equity security as reported by NASDAQ or any comparable system or, if such equity security is not listed on NASDAQ or any comparable system, the average of the closing bid prices as furnished by two members of the National Association of Securities Dealers, Inc., selected in good faith from time to time by the Board of Directors of the Corporation for that purpose. If such equity security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of such equity security shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

                  h. STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion
            Price shall be adjusted as provided in Section 5(f), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the method of calculation of such adjustment, the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(i).

                  i. NOTICE TO HOLDERS. In the event the Corporation shall
            propose to take any action of the type described in Section 5(f)(i) or 5(j), the Corporation shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in Section 5(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten calendar days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 15 calendar days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.


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
                  j. MERGERS, ETC. In the event the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale, lease or transfer of all or substantially all of its assets, reclassification of the Common Stock or reorganization of the Company) as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares of Common Stock, or fraction thereof, into which one share of Series A Preferred Stock would have been convertible immediately prior to such transaction, assuming the occurrence at such time of an event described in
            Section 5(b).

                  k. TREASURY STOCK. For the purposes of this Section 5, the sale or other disposition of any shares of Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

                  l. COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                  m. DIVIDENDS UPON CONVERSION. In connection with any
            conversion of shares of Series A Preferred Stock, the Corporation shall pay accrued and unpaid dividends thereon in accordance with the provisions of Section 6(d).

      6.          DIVIDENDS.

                  a.    GENERAL.

                        i. Subject to the rights of the holders of any other
                  series of Preferred Stock ranking senior to or on a parity with the Series A Preferred Stock with respect to dividends and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock with respect to dividends, other than the Common Stock, and in the event that the Series A Preferred Stock has not converted into Common Stock pursuant to Section 5(b) herein within 180 days of the original issuance of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, beginning 180 days after the original issuance of the Series A Preferred Stock, when and as declared by the Board of Directors, cumulative dividends per share of Series A Preferred Stock at the rate per annum of $0.375, during the period commencing 180 days after the date of


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                  original issuance of any shares of Series A Preferred Stock until converted pursuant to Section 5(b) above.

                        ii. Dividends on the Series A Preferred Stock will
                  accrue on each December 15, March 15, June 15, and September 15, occurring 180 days after the date of original issuance (each such date being referred to herein as an "Accrual Date" and the three-month period or portion thereof, as the case may be, ending on an Accrual Date being referred to herein as an "Accrual Period"). Dividends will accrue 180 days from the date of original issuance. Dividends will be paid (when and as declared by the Board of Directors of the Corporation) annually, in the arrears, on January 1, April 1, July 1, and October 1. Each such dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the date ten calendar days preceding the payment date thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 nor less than ten calendar days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable with respect to such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default on payment of the dividend due on such dividend payment date. However, for shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any dividend payment record date to the opening of business on the corresponding dividend payment date, the Corporation shall only be required to pay the dividend to the holder of such shares on the dividend payment record date. Except as so provided above and in Section 6(d) below, no payment or adjustment will be made on account of accrued or unpaid dividends upon conversion of shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date, receive such dividend payment on the redemption payment date (unless such holders convert such shares in accordance with this Certificate).

                        iii. The Corporation shall pay the dividends on the
                  Series A Preferred Stock described in Section 6(a)(i), at the Corporation's option and in its sole discretion, out of funds legally available therefor (A) in cash, (B) in shares of Common Stock, such that the number of shares of Common Stock to be distributed as a dividend with respect to the portion of the dividend attributable to each Accrual Period shall be equal to the number obtained by dividing the dollar amount of the portion of the dividend attributable to such Accrual Period by the Current Market Price of the Common Stock on the tenth trading day immediately preceding the applicable Accrual Date, or (C) in


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                  any combination of cash and shares of Common Stock that the
                  Corporation may determine in its sole discretion, with the number of shares of Common Stock to be distributed in connection therewith to be calculated on the basis set forth in Section 6(a)(iii)(B).

                        iv. No fractional shares of Common Stock or scrip shall
                  be issued upon payment of any dividends in shares of Common Stock. If more than one share of Series A Preferred Stock shall be held by the same holder at the time of any dividend payment date, the number of full shares of Common Stock issuable upon payment of such dividends shall be computed on the basis of the aggregate dividend amount that the Corporation has determined to pay in Common Stock shares. Instead of any fractional shares of Common Stock which would otherwise be issuable upon payment of such dividends, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price, rounded to the nearest cent ($.01).

                  b. ALLOCATION OF DIVIDENDS. Dividends on the Series A
            Preferred Stock, if paid, or if declared and set apart for payment, must be paid or declared and set apart for payment on all outstanding shares of Series A Preferred Stock contemporaneously. In the event dividends on the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any other class or series of capital stock of the Corporation ranking on a parity therewith in respect thereto are declared and paid in an amount less than all accumulated and current dividends on all of such shares, the total amount declared and paid shall be allocated among all of such shares so that the per share dividend to be declared and paid on each share is the same percentage of the sum of the accumulated dividends for each such share. In the event dividends are declared and paid on the Series A Preferred Stock in a combination of cash and shares of Common Stock, the percentage of the dividend paid in cash and the percentage of the dividend paid in stock must be the same for each share of Series A Preferred Stock.

                  c. DIVIDEND PRIORITIES. The Corporation shall not declare or pay any distributions to the holders of the Common Stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock in respect of dividends during any period of time in which any shares of Series A Preferred Stock are outstanding or in which any dividends payable on any shares of Series A Preferred Stock have not been declared and paid in full. In this Section 6(c), "distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend solely in shares of Common Stock), or the purchase or redemption by the Corporation of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock in respect of dividends for cash or property, but does not include the repurchase by the Corporation of shares from an officer, director, employee or consultant of the Corporation.


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
                  d.    DIVIDENDS ON CONVERSION OR REDEMPTION.

                        i. Immediately prior to the conversion of any shares of
                  Series A Preferred Stock into Common Stock or the redemption of any shares of Series A Preferred Stock, all accrued and unpaid dividends payable pursuant to Section 6 (whether or not declared) on such shares so converted or redeemed, as the case may be, (prorated until the date of conversion or redemption, as the case may be, in respect of the Accrual Period in which such date occurs) shall be payable, at the Corporation's option and in its sole discretion, out of funds legally available therefor (A) in cash, (B) in shares of Common Stock, such that the number of shares of Common Stock to be distributed with respect to the portion of the dividend attributable to each Accrual Period shall be equal to the number obtained by dividing the dollar amount of the portion of the dividend attributable to such Accrual Period by the Current Market Price of the Common Stock on the tenth trading day immediately preceding the applicable Accrual Date, or (C) in any combination of cash and shares of Common Stock that the Corporation may determine in its sole discretion, with the number of shares of Common Stock to be distributed in connection therewith to be calculated on the basis set forth in Section 6(d)(i)(B).

                        ii. No fractional shares of Common Stock or scrip shall
                  be issued upon payment of any dividends in shares of Common Stock upon conversion or redemption of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be held by the same holder at the time of any automatic conversion or shall be held by the same holder at the time of any redemption, as the case may be, the number of full shares of Common Stock issuable upon payment of such dividends shall be computed on the basis of the aggregate dividend amount that the Corporation has determined to pay in Common Stock shares. Instead of any fractional shares of Common Stock which would otherwise be issuable upon payment of such dividends, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the then Current Market Price, rounded to the nearest cent ($.01).

      7.          REDEMPTION.

                  a.    GENERAL.

                        i. On June 15, 2005, the Corporation shall redeem in
                  whole the then outstanding shares of Series A Preferred Stock.

                        ii. The Corporation shall redeem the Series A Preferred
                  Stock by paying a redemption amount equal to $2.50 per share of Series A Preferred Stock (the "Redemption Price") in cash.


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
                        iii. In connection with any redemption of shares of
                  Series A Preferred Stock, in addition to the Redemption Price, the Corporation shall pay accrued and unpaid dividends thereon in accordance with the provisions of Section 6(d).

                        iv. The Redemption Price payable pursuant hereto shall
                  be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to any shares of the Series A Preferred Stock.

                  b.    NOTICE.

                        i. Notice of any proposed redemption of Series A
                  Preferred Stock shall be given by the Corporation by mailing a copy of such notice by first class mail, postage prepaid, not less than 30 nor more than 90 calendar days prior to the date fixed for such redemption to each holder of record of the shares to be redeemed at his address appearing on the books of the Corporation.

                        ii. Each such notice shall state, among other things,
                  (A) the redemption payment date, (B) that dividends on the shares to be redeemed shall cease to accrue following such redemption payment date, and (C) that dividends accrued to and including the date fixed for redemption will be paid as specified in said notice.

                        iii. Notice having been mailed as aforesaid, from and
                  after the redemption payment date, unless the Corporation shall be in default in providing money or Common Stock for the payment of the Redemption Price (or for any accrued and unpaid dividends to and including the redemption payment date), (A) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, (B) said shares shall be deemed no longer outstanding, and (C) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation any monies or Common Stock payable upon redemption without interest thereon) shall cease except for the rights applicable to any Common Stock paid pursuant to the redemption.

      8. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and the filing of any certificate required in connection therewith pursuant to the Texas Business Corporation Act Law become authorized but unissued shares of Preferred Stock.


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
      RESOLVED, that, before the Company shall issue any shares of the Series A Preferred Stock, a certificate pursuant to Article 2.13 of the Texas Business Corporation Act shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Article 2.13; and the proper officers of the Company shall take all other actions and file all other documents as are necessary or appropriate to effectuate the foregoing resolutions.

      IN WITNESS WHEREOF, MEDICAL SCIENCE SYSTEMS, INC. has caused this certificate to be duly executed this _____ day of June, 1999.


                                    MEDICAL SCIENCE SYSTEMS, INC.



                                    By ________________________________________
                                       U. Spencer Allen, Chief Financial Officer



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